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CNA SURETY CORPORATION                                          ANALYST CONTACT:
CNA Plaza                                                          John Heneghan
Chicago  IL  60685                                                  312-822-1908
                                                           john.heneghan@cna.com

                                                                  MEDIA CONTACT:
                                                                   Doreen Lubeck
                                                                    773-583-4331


                      CNA SURETY ANNOUNCES QUARTERLY DIVIDEND
                       AND AUTHORIZATION OF SHARE REPURCHASE


     CHICAGO, March 3, 1999 -- CNA Surety Corporation (NYSE:SUR) today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per common share payable to all holders of record as of March 15, 1999. The dividend will be paid on April 1, 1999.


         Additionally, the Company reported it has received Board authorization to repurchase shares of its common stock. Depending on market conditions, these shares may be purchased from time to time in the open market or otherwise.


         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies.


         CNA is a registered service mark and trade name of CNA Financial Corporation.










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